Exhibit 23(a)









                          Independent Auditors' Consent


The Board of Directors
Valley National Bancorp:

We consent to the incorporation by reference in the registration statement of Form S-8 of our report dated January 21, 1998 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Valley National Bancorp incorporated by reference herein and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.




                                                        KPMG PEAT MARWICK LLP


Short Hills, New Jersey
October 21, 1998